EXHIBIT 10.32

SUMMARY OF COMPENSATION ARRANGEMENTS FOR

NON-EMPLOYEE DIRECTORS

The following is a summary of the standard compensation arrangements for the non-employee members of the Board of Directors of SM Energy Company (the “Company”) for 2010.

For service for the fiscal period from May 26, 2010, through approximately May 25, 2011, the total annual target base compensation for each non-employee director is $160,000, excluding committee and attendance fees.  As described more fully below, the actual value of compensation may be higher or lower depending on the results of the restricted stock component of director compensation.  Primary director compensation is in the form of stock grants and is fully described below.  The cash component of the director compensation for non-employee directors is as follows:

•                  Annual cash retainer of $25,000 for committee and board meeting fees; and

•                  Reimbursement for expenses incurred in attending Board and committee meetings.

The non-executive Chairman of the Board receives an additional $75,000 retainer for his service as Chairman, making his total annual compensation $235,000.  This base compensation is in the form of restricted stock.  The market price on the date of grant determines the number of shares that are issued to the director.  The grants vest over the one-year Board service period and carry a one-year holding period restriction following the expiration of the vesting period as imposed by the Company.

The committee chairs will receive the following cash payments in recognition of the additional workload of their respective committee assignments.  These amounts are to be paid at the beginning of the annual service period.

1.             Audit Committee - $15,000

2.             Compensation Committee - $15,000

3.             Nominating and Corporate Governance Committee - $7,500